Exhibit 99.1

Ingles Markets, Incorporated Reports Increased Sales for Second Quarter and First Half of Fiscal 2009

Net Income Lower

ASHEVILLE, N.C.--(BUSINESS WIRE)--April 27, 2009--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported that sales increased to $789.2 million and $1.59 billion for the three and six months ended March 28, 2009. Net income totaled $7.8 million and $18.9 million for the respective three and six month periods, and was lower than the prior year periods due to higher costs associated with the Company’s recent accelerated store development and slower ramp up in profitability of new stores due to the economic recession.

Robert P. Ingle, chief executive officer, stated, “Our goal is to build sales while providing our customers with solid value. We are pleased to report growth in sales and gross profit even in this recessionary climate.

“We believe our accelerated store development program will put us in a good market position when the economy improves. We expect sales and profitability to improve in the new stores as the economy improves and will benefit our future earnings.”

Second Quarter Results

Net sales increased by $6.4 million to $789.2 million for the three months ended March 28, 2009, from $782.8 million for the three months ended March 29, 2008. Ingles operated 200 stores at March 28, 2009, compared to 197 stores at March 29, 2008. Sales increased in each major product category except for gasoline and fluid dairy, where gallons sold increased but the average sales price per gallon was substantially lower during the March 2009 quarter compared with the same quarter of last fiscal year. Sales comparisons were also affected by the timing of the Easter holiday. In fiscal 2008, Easter was in the Company’s second fiscal quarter, but will occur in the Company’s third quarter of fiscal year 2009. Excluding gasoline sales and the effect of additional Easter sales in fiscal 2008, grocery segment comparable store sales increased 4.9% for the three months ended March 28, 2009, compared with the three months ended March 29, 2008. The number of customer transactions (excluding gasoline) increased 7.9%, while the average transaction size (excluding gasoline) decreased slightly compared with the second quarter of the prior year.

Gross profit for the March 2009 quarter increased 4.5% to $192.8 million, an increase of $8.3 million compared with the second quarter of last fiscal year. Gross profit, as a percentage of sales, was 24.4% for the March 2009 quarter compared with 23.6% for the March 2008 quarter. Gross profit as a percentage of sales increased primarily due to lower per gallon cost for gasoline and milk. Excluding gasoline sales, grocery segment gross profit as a percentage of sales was 26.9% for the three months ended March 28, 2009, compared with 27.4% for the same quarter of last fiscal year.

Operating and administrative expenses for the March 2009 quarter totaled $168.7 million, an increase of $15.6 million, or 10.2% over the March 2008 quarter. As a percentage of sales, operating and administrative expenses were 21.4% for the three months ended March 28, 2009, compared with 19.6% for the three months ended March 29, 2008. In general, the Company’s increased store development activities have resulted in higher personnel, depreciation and occupancy costs. Current unfavorable economic conditions have extended the time needed for new and redeveloped stores to reach targeted levels of sales and profitability.

Net rental income, gains/losses on asset disposals and other income totaled $1.2 million for both the March 2009 and the March 2008 quarters. The sale of an outparcel in the March 2009 quarter offset lower rental income and lower income from the sale of scrap cardboard and plastic.

Interest expense increased $1.5 million for the three-month period ended March 28, 2009, to $13.1 million from $11.6 million for the three-month period ended March 29, 2008. Total debt at March 28, 2009, was $778.3 million compared with $626.1 million at March 29, 2008. The increased level of debt was used to fund new and redeveloped stores.

Income tax expense totaled 36.2% of pre-tax income for the March 2009 quarter compared with 38.1% in the March 2008 quarter due to lower state income taxes and increased tax credits.

Primarily because of higher expenses related to increased store development activity, net income decreased to $7.8 million for the three-month period ended March 28, 2009, compared with $13.0 million for the three-month period ended March 29, 2008. Net income, as a percentage of sales, was 1.0% for the March 2009 quarter compared with 1.7% for the March 2008 quarter. Basic and diluted earnings per share for publicly traded Class A Common Stock were $0.33 and $0.32 for the March 2009 quarter compared with $0.56 and $0.53, respectively, for the March 2008 quarter. Basic and diluted earnings per share for Class B Common Stock were each $0.30 for the March 2009 quarter compared with $0.51 of basic and diluted earnings per share for the March 2008 quarter.

First Half Results

Net sales increased by $34.1 million to $1.59 billion for the six months ended March 28, 2009, from $1.56 billion for the six months ended March 29, 2008. Sales increased in each major product category except for gasoline and fluid dairy, where gallons sold increased but the average sales price per gallon was substantially lower during the first half of fiscal year 2009 quarter compared with the same period of last fiscal year. Excluding gasoline sales and the effect of additional Easter sales in fiscal 2008, grocery segment comparable store sales increased 5.0% for the six months ended March 28, 2009, compared with the six months ended March 29, 2008. The number of customer transactions (excluding gasoline) increased 6.9%, while the average transaction size (excluding gasoline) was level.

Gross profit for the six months ended March 28, 2009, increased 6.8%, to $389.9 million, an increase of $24.7 million compared with the first six months of last fiscal year. Gross profit, as a percentage of sales, was 24.5% for the March 2009 six-month period compared with 23.4% for the March 2008 six-month period. Gross profit as a percentage of sales increased primarily due to changes in product mix and lower per gallon gasoline and milk prices. Excluding gasoline sales, grocery segment gross profit as a percentage of sales was 26.7% for the six months ended March 28, 2009, compared with 27.0% for the same period of last fiscal year.

Operating and administrative expenses increased $33.2 million, or 10.9%, to $336.5 million for the six months ended March 28, 2009, from $303.3 million for the six months ended March 29, 2008. As a percentage of sales, operating and administrative expenses increased to 21.1% for the six-month period ended March 28, 2009, from 19.5% for the six-month period ended March 29, 2008. As previously noted, increased expense related to accelerated store development activity and unfavorable economic conditions have resulted in increased expenses as a percentage of sales.

Net rental income, losses on asset disposals and other income totaled $3.1 million for both the March 2009 and 2008 six-month periods. The sale of an outparcel in the March 2009 quarter offset lower rental income and lower income from the sale of scrap cardboard and plastic compared with the first half of fiscal 2008.

Interest expense increased $3.0 million for the six-month period ended March 28, 2009, to $26.1 million from $23.1 million for the six-month period ended March 29, 2008. Total debt increased by $152.2 million between March 2008 and March 2009. Much of this increase was funded with borrowings secured by equipment and real estate.

Income tax expense as a percentage of pre-tax income decreased to 37.7% for the March 2009 six-month period compared with 38.4% for the comparable March 2008 period due to lower state taxes and increased tax credits.

Net income totaled $18.9 million for the six-month period ended March 28, 2009, compared with $25.6 million for the six-month period ended March 29, 2008. Net income, as a percentage of sales, was 1.2% for the first half of fiscal year 2009 quarter compared with 1.7% for the first half of fiscal year 2008. Basic and diluted earnings per share for publicly traded Class A Common Stock were $0.80 and $0.77 for the March 2009 six-month period compared with $1.10 and $1.05, respectively, for the March 2008 six-month period. Basic and diluted earnings per share for Class B Common Stock were each $0.73 for the fiscal March 2009 period compared with $1.00 of basic and diluted earnings per share for the same fiscal period ended March 2008.

During the March 2009 six-month period, Ingles completed three new stores, two replacement stores, one remodeled store, and added nine fuel centers. All of these projects were started during the previous fiscal year. Capital expenditures for the March 2009 six-month period totaled $103.7 million. For the balance of the fiscal year, Ingles expects to open four new, replacement, or remodeled stores, and add four new fuel stations. Due to general economic conditions, the company has cut back on its planned development activities. Capital expenditures for the entire fiscal year are expected to be approximately $150 million, including expenditures for stores to open in fiscal 2010.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2008 Form 10-K and 2009 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 200 supermarkets. In conjunction with its supermarket operations, the Company also operates 73 neighborhood shopping centers, all but 16 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 28,	March 29,	March 28,	March 29,
	2009	2008	2009	2008

Net sales	$789,175	$782,787	$1,594,040	$1,559,909
Gross profit	192,751	184,495	389,871	365,153
Operating and administrative expenses	168,654	153,063	336,509	303,349
Rental income, net	738	880	1,546	2,112
Gain (loss) from sale or disposal of assets	392	(487)	279	(559)
Income from operations	25,227	31,825	55,186	63,357
Other income, net	65	827	1,252	1,502
Interest expense	13,118	11,645	26,096	23,139
Income taxes	4,402	8,012	11,442	16,032
Net income	$7,772	$12,995	$18,900	$25,688

Basic earnings per common share – Class A	$0.33	$0.56	$0.80	$1.10
Diluted earnings per common share – Class A	$0.32	$0.53	$0.77	$1.05
Basic earnings per common share – Class B	$0.30	$0.51	$0.73	$1.00
Diluted earnings per common share – Class B	$0.30	$0.51	$0.73	$1.00

Additional selected information:
Depreciation and amortization expense	$19,475	$16,911	$38,491	$33,381
Rent expense	$3,528	$3,976	$7,180	$7,787

Condensed Consolidated Balance Sheets (Unaudited)

	March 28,	September 27,
	2009	2008
ASSETS
Cash and cash equivalents	$4,529	$4,179
Receivables-net	45,635	47,272
Inventories	274,130	258,677
Other current assets	17,174	24,635
Property and equipment-net	1,080,392	1,030,023
Other assets	10,413	10,218
TOTAL ASSETS	$1,432,273	$1,375,004

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$74,384	$36,156
Accounts payable, accrued expenses and current portion of other long-term liabilities	199,131	217,117
Deferred income taxes	54,016	50,523
Long-term debt	703,903	681,001
Other long-term liabilities	4,864	5,393
Total Liabilities	1,036,298	990,190
Stockholders' equity	395,975	384,814
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,432,273	$1,375,004

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, Chief Financial Officer, 828-669-2941 (Ext. 223)